Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2022 Financial Results
NEWTON, MA - (BUSINESS WIRE) - February 16, 2023 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the fourth quarter and full year of 2022 and provided guidance for 2023.
Fourth Quarter 2022 Highlights (compared to Fourth Quarter 2021):
•Revenue of $530 million (increase of 15%)
•Income from operations of $40 million (increase of 12%)
•Net income of $18 million and diluted earnings per common share of $0.31 (increases of 2% and 7%, respectively)
Non-GAAP measures:
•Adjusted income from operations* of $56 million (increase of 19%)
•Adjusted EBITDA* of $91 million (increase of 15%)
•Adjusted net income* of $44 million and diluted adjusted earnings per common share* of $0.77 (increases of 13% and 18%, respectively)
Year Ended December 31, 2022 Highlights (compared to Year Ended December 31, 2021):
•Revenue of $2 billion (increase of 15%)
•Income from operations of $158 million (increase of 22%)
•Net income of $81 million and diluted earnings per common share of $1.37 (increases of 14% and 19%, respectively)
Non-GAAP measures:
•Adjusted income from operations* of $183 million (increase of 30%)
•Adjusted EBITDA* of $317 million (increase of 17%)
•Adjusted net income* of $152 million and diluted adjusted earnings per common share* of $2.60 (increases of 25% and 31%, respectively)
“I am pleased to close out 2022 on a strong note, with revenue growth across all of our service lines, solid progression toward our enrollment growth goals, and solid use and participation activity in Back-Up Care and Educational Advisory,” said Stephen Kramer, Chief Executive Officer.
“We achieved a lot in 2022 from investing in our product and people, expanding our footprint, deepening our client relationships, and adapting to a dynamic environment. We enter 2023 with a strong foundation and well positioned to capitalize on the growth prospects that lie ahead.”
Fourth Quarter 2022 Results
Revenue increased $66.9 million, or 15%, in the fourth quarter of 2022, from the fourth quarter of 2021, attributable to contributions from the 75 centers acquired in Australia in July 2022, enrollment gains at our existing centers, alongside, expanded sales and utilization of back-up care and educational advisory services. These contributions were partially offset by lower foreign currency exchange rates for our United Kingdom and Netherlands operations.
Income from operations was $39.6 million for the fourth quarter of 2022 compared to $35.3 million for the same period in 2021, representing a 12% increase. The increase in income from operations reflects improved gross profit contributions in the full service center-based child care segment resulting from higher enrollment compared to the prior year, as well as increased contributions from back-up care and educational advisory services, partially offset by incremental impairment costs of $3.5 million in the full service center-based child care segment. Net income was $18.0 million for the fourth quarter of 2022, compared to $17.7 million for the fourth quarter of 2021, an increase of 2%, due to the increase in income from operations noted above, partially offset by higher interest expense and a higher effective tax rate. Diluted earnings per common share was $0.31 for the fourth quarter of 2022 compared to $0.29 for the fourth quarter of 2021.

In the fourth quarter of 2022, adjusted EBITDA* increased $11.7 million, or 15%, to $90.5 million, and adjusted income from operations* increased $9.0 million, or 19%, to $55.5 million from the fourth quarter of 2021, due primarily to the increase in gross profit in the full service center-based child care segment, and increased contributions from our back-up care and educational advisory services. Adjusted net income* increased by $5.2 million, or 13%, to $44.3 million, due to the increase in income from operations, partially offset by higher interest expense and a higher effective tax rate. Diluted adjusted earnings per common share* was $0.77 for the fourth quarter of 2022 compared to $0.65 in the same period in 2021.
As of December 31, 2022, the Company had more than 1,400 client relationships with employers across a diverse array of industries, and operated 1,078 early education and child care centers with the capacity to serve approximately 120,000 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and at times, non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, transaction costs, loss on foreign currency forward contracts, loss on extinguishment of debt, and costs incurred in relation to a cyber incident. Adjusted income from operations represents income from operations before non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, transaction costs, and costs incurred in relation to a cyber incident. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, and non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, transaction costs, loss on foreign currency forward contracts, loss on extinguishment of debt, interest on deferred consideration, and costs incurred and any insurance recoveries received in relation to a cyber incident, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At December 31, 2022, Bright Horizons had $36.2 million of cash and cash equivalents and $310.8 million available for borrowing under our revolving credit facility. In the year ended December 31, 2022, we generated approximately $188.5 million of cash from operations, compared to $227.3 million for the same period in 2021, and made investments in acquisitions, fixed assets, and other investments totaling $278.0 million, compared to $117.4 million for the same period in the prior year.
2023 Outlook
Based on current trends and expectations, we currently expect fiscal year 2023 revenue to be in the range of $2.3 billion to $2.4 billion, and diluted adjusted earnings per common share to be in the range of $2.80 to $3.00. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the fourth quarter 2022 results, as well as the Company’s updated business outlook, its strategy and operating expectations.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through March 9, 2023 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13726922.  A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.

Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, our investments, impact of our services, our market position, business trends, our future opportunities and business model, enrollment and occupancy levels, long-term growth strategy and value, estimated effective tax rate and tax expense and benefits, our care solutions, quality and expanded service offerings, our ability to respond to changing demands, our future business and financial performance, and our 2023 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, ongoing disruptions to our operations as a result of the COVID-19 pandemic; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; the overall macroeconomic environment, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber-attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 25, 2022, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of future impairments, transaction costs, net excess income tax benefits, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, please see the reconciliation of GAAP financial measures to non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services.  For 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally.  Bright Horizons operates approximately 1,100 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,400 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,
	2022	%	2021	%
Revenue	$529,522	100.0%	$462,656	100.0%
Cost of services	418,262	79.0%	355,250	76.8%
Gross profit	111,260	21.0%	107,406	23.2%
Selling, general and administrative expenses	62,925	11.9%	65,118	14.1%
Amortization of intangible assets	8,785	1.7%	6,980	1.5%
Income from operations	39,550	7.4%	35,308	7.6%
Loss on extinguishment of debt	—	—%	(2,571)	(0.5)%
Interest expense — net	(12,791)	(2.4)%	(8,350)	(1.8)%
Income before income tax	26,759	5.0%	24,387	5.3%
Income tax expense	(8,717)	(1.6)%	(6,694)	(1.5)%
Net income	$18,042	3.4%	$17,693	3.8%

Earnings per common share:
Common stock — basic	$0.31		$0.29
Common stock — diluted	$0.31		$0.29

Weighted average common shares outstanding:
Common stock — basic	57,506,602		59,886,195
Common stock — diluted	57,554,377		60,309,067

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Years Ended December 31,
	2022	%	2021	%
Revenue	$2,020,487	100.0%	$1,755,307	100.0%
Cost of services	1,541,834	76.3%	1,340,296	76.4%
Gross profit	478,653	23.7%	415,011	23.6%
Selling, general and administrative expenses	289,156	14.3%	256,821	14.6%
Amortization of intangible assets	31,912	1.6%	29,172	1.6%
Income from operations	157,585	7.8%	129,018	7.4%
Loss on foreign currency forward contracts	(5,917)	(0.3)%	—	—%
Loss on extinguishment of debt	—	—%	(2,571)	(0.2)%
Interest expense — net	(39,486)	(1.9)%	(36,099)	(2.1)%
Income before income tax	112,182	5.6%	90,348	5.1%
Income tax expense	(31,541)	(1.6)%	(19,889)	(1.1)%
Net income	$80,641	4.0%	$70,459	4.0%

Earnings per common share:
Common stock — basic	$1.38		$1.16
Common stock — diluted	$1.37		$1.15

Weighted average common shares outstanding:
Common stock — basic	58,344,817		60,312,690
Common stock — diluted	58,490,652		60,871,399

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$36,224	$260,980
Accounts receivable — net	217,170	210,971
Prepaid expenses and other current assets	94,316	68,320
Total current assets	347,710	540,271
Fixed assets — net	571,471	598,134
Goodwill	1,727,852	1,481,725
Other intangible assets — net	245,574	251,032
Operating lease right-of-use assets	801,626	696,425
Other assets	104,636	72,460
Total assets	$3,798,869	$3,640,047
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$16,000
Borrowings under revolving credit facility	84,000	—
Accounts payable and accrued expenses	230,634	197,366
Current portion of operating lease liabilities	94,092	87,341
Deferred revenue	222,994	258,438
Other current liabilities	138,574	63,030
Total current liabilities	786,294	622,175
Long-term debt — net	961,581	976,396
Operating lease liabilities	810,403	703,911
Deferred income taxes	50,739	48,509
Other long-term liabilities	109,399	109,780
Total liabilities	2,718,416	2,460,771
Total stockholders’ equity	1,080,453	1,179,276
Total liabilities and stockholders’ equity	$3,798,869	$3,640,047

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$80,641	$70,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,142	108,830
Stock-based compensation expense	28,111	23,060
Impairment losses	14,061	10,582
Loss on foreign currency forward contracts	5,917	—
Loss on extinguishment of debt	—	2,571
Deferred income taxes	(9,644)	(4,996)
Other non-cash adjustments — net	3,419	9,701
Changes in assets and liabilities	(40,176)	7,046
Net cash provided by operating activities	188,471	227,253
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(60,009)	(57,662)
Purchases of debt securities and other investments	(25,106)	(29,912)
Proceeds from the maturity of debt securities and sale of other investments	23,392	24,080
Payments and settlements for acquisitions — net of cash acquired	(210,409)	(53,895)
Settlement of foreign currency forward contracts	(5,917)	—
Net cash used in investing activities	(278,049)	(117,389)
CASH FLOWS FROM FINANCING ACTIVITIES:
Extinguishment of long-term debt	—	(1,026,625)
Borrowings of long-term debt	—	992,298
Revolving credit facility — net	84,000	—
Principal payments of long-term debt	(16,000)	(8,063)
Payments for debt issuance costs	—	(2,057)
Purchase of treasury stock	(182,570)	(213,830)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	13,235	37,503
Taxes paid related to the net share settlement of stock options and restricted stock	(6,138)	(8,662)
Payments of contingent consideration for acquisitions	(13,865)	(594)
Net cash used in financing activities	(121,338)	(230,030)
Effect of exchange rates on cash, cash equivalents and restricted cash	(2,471)	(3,018)
Net decrease in cash, cash equivalents and restricted cash	(213,387)	(123,184)
Cash, cash equivalents and restricted cash — beginning of year	265,281	388,465
Cash, cash equivalents and restricted cash — end of year	$51,894	$265,281

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Three months ended December 31, 2022
Revenue	$387,954	$108,390	$33,178	$529,522
Income (loss) from operations	(4,112)	32,806	10,856	39,550
Adjusted income from operations (1)	11,847	32,806	10,856	55,509
As a percentage of revenue	3%	30%	33%	11%

Three months ended December 31, 2021
Revenue	$338,579	$94,067	$30,010	$462,656
Income (loss) from operations	(4,596)	31,391	8,513	35,308
Adjusted income from operations (2)	6,564	31,391	8,513	46,468
As a percentage of revenue	2%	33%	28%	10%
(1)For the three months ended December 31, 2022, adjusted income from operations for the full service center-based child care segment represents loss from operations excluding impairment losses of $14.1 million for fixed assets and operating lease right-of-use assets, and costs incurred in relation to a cyber incident of $1.9 million.
(2)For the three months ended December 31, 2021, adjusted income from operations for the full service center-based child care segment represents loss from operations excluding impairment losses incurred due to the impact of COVID-19 on our operations of $10.6 million for fixed assets and operating lease right-of-use assets, and transaction costs of $0.6 million related to acquisitions.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Year ended December 31, 2022
Revenue	$1,493,758	$409,554	$117,175	$2,020,487
Income from operations	12,937	118,788	25,860	157,585
Adjusted income from operations (1)	38,093	118,788	25,860	182,741
As a percentage of revenue	3%	29%	22%	9%

Year ended December 31, 2021
Revenue	$1,297,208	$351,103	$106,996	$1,755,307
Income (loss) from operations	(8,431)	115,173	22,276	129,018
Adjusted income from operations (2)	2,729	115,173	22,276	140,178
As a percentage of revenue	—%	33%	21%	8%
(1)For the year ended December 31, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding impairment losses of $14.1 million for fixed assets and operating lease right-of-use assets, transaction costs of $9.2 million related to acquisitions, and costs incurred in relation to a cyber incident of $1.9 million.
(2)For the year ended December 31, 2021, adjusted income from operations for the full service center-based child care segment represents loss from operations excluding impairment losses incurred due to the impact of COVID-19 on our operations of $10.6 million for fixed assets and operating lease right-of-use assets, and transaction costs of $0.6 million related to acquisitions.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net income	$18,042	$17,693	$80,641	$70,459
Interest expense — net	12,791	8,350	39,486	36,099
Income tax expense	8,717	6,694	31,541	19,889
Depreciation	19,399	18,992	74,230	79,658
Amortization of intangible assets (a)	8,785	6,980	31,912	29,172
EBITDA	67,734	58,709	257,810	235,277
As a percentage of revenue	13%	13%	13%	13%
Additional adjustments:
COVID-19 related costs and impairments (b)	14,061	10,582	14,061	10,582
Stock-based compensation expense (c)	6,829	6,325	28,111	23,060
Other costs (d)	1,898	578	11,095	578
Loss on foreign currency forward contracts (e)	—	—	5,917	—
Loss on extinguishment of debt	—	2,571	—	2,571
Total adjustments	22,788	20,056	59,184	36,791
Adjusted EBITDA	$90,522	$78,765	$316,994	$272,068
As a percentage of revenue	17%	17%	16%	16%

Income from operations	$39,550	$35,308	$157,585	$129,018
COVID-19 related costs and impairments (b)	14,061	10,582	14,061	10,582
Other costs (d)	1,898	578	11,095	578
Adjusted income from operations	$55,509	$46,468	$182,741	$140,178
As a percentage of revenue	11%	10%	9%	8%

Net income	$18,042	$17,693	$80,641	$70,459
Income tax expense	8,717	6,694	31,541	19,889
Income before income tax	26,759	24,387	112,182	90,348
Amortization of intangible assets (a)	8,785	6,980	31,912	29,172
COVID-19 related costs and impairments (b)	14,061	10,582	14,061	10,582
Stock-based compensation expense (c)	6,829	6,325	28,111	23,060
Other costs (d)	1,898	578	11,095	578
Loss on foreign currency forward contracts (e)	—	—	5,917	—
Loss on extinguishment of debt	—	2,571	—	2,571
Interest on deferred consideration (f)	1,486	—	2,957	—
Adjusted income before income tax	59,818	51,423	206,235	156,311
Adjusted income tax expense (g)	(15,553)	(12,393)	(54,036)	(34,915)
Adjusted net income	$44,265	$39,030	$152,199	$121,396
As a percentage of revenue	8%	8%	8%	7%

Weighted average common shares outstanding — diluted	57,554,377	60,309,067	58,490,652	60,871,399
Diluted adjusted earnings per common share	$0.77	$0.65	$2.60	$1.99

(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs and impairments represent impairment costs for long-lived assets as a result of temporary and permanent center closures and decreased operating performance due to the impact of the COVID-19 pandemic on our operations or the recovery therefrom. For the three and twelve months ended December 31, 2022, impairment costs totaled $14.1 million related to the full service center-based child care segment. For the three and twelve months ended December 31, 2021, impairment costs totaled $10.6 million related to the full service center-based child care segment.
(c)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three and twelve months ended December 31, 2022 consist of costs incurred in relation to a cyber incident of $1.9 million, and other costs in the year ended December 31, 2022 also consist of transaction costs incurred in connection with acquisitions of $9.2 million. Other costs in the three and twelve months ended December 31, 2021 consist of transaction costs incurred in connection with acquisitions.
(e)During the year ended December 31, 2022, the Company entered into foreign currency forward contracts for the purchase of Australian dollars to satisfy the purchase price of an acquisition completed on July 1, 2022. The Company entered into the foreign currency forwards to lock the purchase price in US dollars at closing and mitigate the impact of any foreign currency fluctuations. A loss of $5.9 million resulting from fluctuations in foreign currency rates was recognized in the year ended December 31, 2022 in relation to these contracts.
(f)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia.
(g)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 26% for the three and twelve months ended December 31, 2022, and of approximately 24% and 22% for the three and twelve months ended December 31, 2021, respectively. The tax rate for 2022 represents a tax rate of approximately 28% applied to the adjusted income before income tax, less the effect of net excess tax benefits related to equity transactions.